Exhibit 99.2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, references in this report to "Tesoro Logistics LP," "TLLP," the "Partnership," "we," "us," or "our" may refer to Tesoro Logistics LP, one or more of its consolidated subsidiaries or all of them taken as a whole. Unless the context otherwise requires, references in this report to "Tesoro" or our "Sponsor" refer collectively to Tesoro Corporation and any of its subsidiaries, other than Tesoro Logistics LP, its subsidiaries and its general partner.

The information presented in this Form 8-K contains the combined financial results of Tesoro Logistics LP Predecessor ("TLLP Predecessor"), our predecessor for accounting purposes, and the consolidated financial results of TLLP for the period beginning April 26, 2011, the date TLLP commenced operations. The TLLP Predecessor includes the financial results of the initial net assets acquired from Tesoro during the initial public offering through April 25, 2011.

Effective April 1, 2012, we entered into a transaction (the "Martinez Marine Terminal Acquisition") with Tesoro and Tesoro Logistics GP, LLC ("TLGP") pursuant to which TLLP acquired from Tesoro the Martinez crude oil marine terminal assets (collectively, the "Martinez Crude Oil Marine Terminal"). Effective September 14, 2012, we entered into a transaction (the "Long Beach Assets Acquisition") with Tesoro and TLGP pursuant to which TLLP acquired from Tesoro the Long Beach marine terminal assets and related short-haul pipelines, including the Los Angeles ("LA") short-haul pipelines (collectively, the "Long Beach Assets"). These transactions were transfers between entities under common control. Accordingly, the financial information contained herein of the TLLP Predecessor and TLLP has been retrospectively adjusted to include the historical results of the Martinez Crude Oil Marine Terminal and the Long Beach Assets for all periods presented. The results of the Martinez Crude Oil Marine Terminal and the Long Beach Assets are included in the Terminalling, Transportation and Storage segment. We refer to the historical results of the TLLP Predecessor, the Martinez Crude Oil Marine Terminal and the Long Beach Assets collectively as our "Predecessor(s)." Our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. See "Overview and Business Strategy" for further information regarding the acquisitions.

Management’s Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") has only been changed from its previous presentation to retrospectively adjust the TLLP Predecessor and TLLP financial information to include the historical results of the Long Beach Assets for all periods presented and update for subsequent events occurring after the date these financial statements were initially filed. The acquisition of the Anacortes rail unloading facility assets (collectively, the "Anacortes Rail Facility"), effective November 15, 2012, occurred subsequent to the reporting period ended September 30, 2012 and before the issuance of post-combination results. As such, MD&A has not been retrospectively adjusted to include the historical results of the Anacortes Rail Facility. See Note R of the combined consolidated financial statements and related notes in this Form 8-K for information related to the acquisition of the Anacortes Rail Facility.

The forward-looking information contained herein, reflects our understanding and knowledge of such information at the time of the initial filing of this Form 10-K and has not been updated to reflect events or circumstances that occurred subsequent to the filing of the initial Form 10-K.

The following information concerning our results of operations and financial condition should be read in conjunction with our combined consolidated financial statements in this Form 8-K.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K includes and references "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, expectations regarding revenues, cash flows, capital expenditures, and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, and profitability. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "would" and similar terms and phrases to identify forward-looking statements in this Form 8-K, which speak only as of the date the statements were made.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to:

•	changes in global economic conditions and the effects of the global economic downturn on Tesoro's business and the business of its suppliers, customers, business partners and credit lenders;

•	the suspension, reduction or termination of Tesoro's obligation under our commercial agreements and our operational services agreement;

•	a material decrease in Tesoro's profitability;

•	a material decrease in the crude oil produced in the Bakken Shale/Williston Basin area;

•	the risk of contract cancellation, non-renewal or failure to perform by Tesoro's customers, and Tesoro's inability to replace such contracts and/or customers;

•	Tesoro's ability to remain in compliance with the terms of its outstanding indebtedness;

•
changes in the expected benefits and timing of our transactions relating to our acquisitions from Tesoro and third parties including Chevron Pipe Line Company and Northwest Terminalling Company (collectively, "Chevron");

•
changes in the expected timing, structure or benefits of Tesoro Refining and Marketing Company’s ("TRMC") pending acquisition of BP’s Southern California refining and marketing business, or the timing, value of assets and benefits from the anticipated offer from TRMC to us of the integrated logistics system to be acquired in that acquisition;

•	the timing and extent of changes in commodity prices and demand for Tesoro's refined products;

•
state and federal environmental, economic, health and safety, energy and other policies and regulations, including those related to climate change and any changes therein, and any legal or regulatory investigations, delays or other factors beyond our control;

•	operational hazards inherent in refining operations and in transporting and storing crude oil and refined products;

•	the availability and costs of crude oil, other refinery feedstocks and refined products;

•	disruptions due to equipment interruption or failure at our facilities, Tesoro's facilities or third-party facilities on which our business or Tesoro's business is dependent;

•	changes in the cost or availability of third-party vessels, pipelines and other means of delivering and transporting crude oil, feedstocks and refined products;

•	actions of customers and competitors;

•	risks related to labor relations and workplace safety;

•	earthquakes or other natural disasters affecting operations;

•	weather conditions affecting our or Tesoro's operations or the areas in which Tesoro markets its refined products;

•	adverse rulings, judgments, or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any accruals, which affect us or Tesoro;

•	changes in our cash flow from operations;

•	changes in capital requirements or in execution of planned capital projects;

•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war;

•	political developments;

•	seasonal variations in demand for refined products; and

•	changes in insurance markets impacting costs and the level and types of coverage available.
All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this Form 8-K.

OVERVIEW AND BUSINESS STRATEGY

We are a fee-based, growth-oriented Delaware limited partnership formed by Tesoro to own, operate, develop and acquire logistics assets. Our logistics assets are integral to the success of Tesoro's refining and marketing operations and are used to gather crude oil and to distribute, transport and store crude oil and refined products. Upon completion of the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition, our assets consist of a crude oil gathering system in the Bakken Shale/Williston Basin area of North Dakota and Montana, eight refined products terminals in the midwestern and western United States, a crude oil and refined products storage facility and five related short-haul pipelines in Utah and two marine terminals, including storage tanks and related short-haul pipelines in California.

As part of our strategy to make capital investments to expand our existing asset base, we acquired Tesoro's Martinez Crude Oil Marine Terminal, effective April 1, 2012, in the Martinez Marine Terminal Acquisition pursuant to which TLLP purchased the Martinez Crude Oil Marine Terminal from Tesoro in exchange for consideration from TLLP to our general partner, TLGP, of $75.0 million, comprised of $67.5 million in cash financed with borrowings under TLLP's amended revolving credit facility (the "Amended Revolving Credit Facility") and the issuance of equity with a fair value of $7.5 million. The Martinez crude oil marine terminal assets included in the Martinez Marine Terminal Acquisition include a single-berth dock, which has an estimated throughput capacity of approximately 145,000 barrels per day ("bpd"), five associated crude oil storage tanks with a combined capacity of 425,000 barrels, five short-haul pipelines and two firewater tanks with 48,000 barrels of shell capacity.

The single-berth dock and related leasehold improvements are situated on an offshore parcel of land that is currently being leased by TRMC from the California State Lands Commission under a term lease (the "Martinez Terminal Lease"). The Martinez Terminal Lease, related leasehold improvements and the short-haul pipelines will be legally transferred to TLLP when the Martinez Terminal Lease is renewed and extended, and the transfer is approved by the California State Lands Commission. We consider our acquisition date to be April 1, 2012, which is the date we commenced operating the Martinez Crude Oil Marine Terminal under the agreements between the Partnership and Tesoro.

We also acquired Tesoro's Long Beach Assets, effective September 14, 2012, in the Long Beach Assets Acquisition pursuant to which TLLP purchased the Long Beach Assets from Tesoro in exchange for consideration from TLLP to TLGP, of $210.0 million, comprised of $189.0 million in cash financed with borrowings from TLLP's senior notes offering and the issuance of equity with a fair value of $21.0 million. The Long Beach marine terminal includes a wharf with a two-vessel berth dock that receives and loads crude oil, intermediate feedstocks and refined products, six storage tanks with a combined capacity of 235,000 barrels and three related short-haul pipelines that connect our Long Beach marine terminal to Tesoro's Wilmington refinery (the "Wilmington Refinery"). The LA short-haul pipelines consist of two short-haul pipelines that transport refined products from the Wilmington Refinery to other third-party facilities and one short-haul pipeline that is currently leased to a third party. The total throughput capacity for the Long Beach marine terminal is estimated to be approximately 200,000 bpd, and the aggregate short-haul pipeline throughput capacity is estimated to be approximately 70,000 bpd. TRMC currently leases the Long Beach marine terminal from the City of Long Beach.

Our financial information includes the historical results of our Predecessors (for all periods presented) and the results of TLLP (for the period beginning April 26, 2011, the date TLLP commenced operations). The financial statements of our Predecessors have been prepared from the separate records maintained by Tesoro and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessors had been operated as an unaffiliated entity. Most notably, this applies to the revenue associated with the terms of the commercial agreements as our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services.

The Partnership generates revenue by charging fees for gathering, transporting and storing crude oil and for terminalling, transporting and storing crude oil and refined products. Since we do not own any of the crude oil or refined products that we handle nor engage in the trading of crude oil or refined products, we have minimal direct exposure to risks associated with commodity price fluctuations. However, these risks indirectly influence our activities and results of operations over the long term through their effects on our customers' operations. Currently, substantially all of our revenue is derived from Tesoro under various long-term, fee-based commercial agreements that generally include minimum volume commitments.

The Partnership is not a taxable entity for federal and state income tax purposes. Instead, each partner of the Partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its federal and state income tax liabilities, regardless of whether cash distributions are made to the partner by the partnership. The taxable income reportable to each partner takes into account differences between the tax bases and financial reporting bases of assets and liabilities, the acquisition price of their units and the taxable income allocation requirements under the partnership agreement.

Strategy and Goals

Our primary business objectives are to maintain stable cash flows and to increase our quarterly cash distribution per unit over time. We intend to accomplish these objectives by executing the following strategies:

•	focus on opportunities to provide committed fee-based logistics services to Tesoro and third parties;

•
evaluate investment opportunities to make capital investments to expand our existing asset base that may arise from the growth of Tesoro's refining and marketing business or from increased third-party activity;

•	pursue accretive acquisitions of complementary assets from Tesoro as well as third parties; and

•	seek to enhance the profitability of our existing assets by pursuing opportunities to add Tesoro and third-party volumes, improve operating efficiencies and increase utilization.

Since the closing of the initial public offering (the "Initial Offering") on April 26, 2011, we have been implementing our strategy and goals discussed above to grow our distributable cash flow. Relative to these goals, in 2011:

•	we have moved Tesoro volumes from third-party assets to our assets and improved utilization;

•	we amended the trucking transportation services agreement to extend the term from two to five years and to grow the minimum volume commitment over a period of two years;

•	we began capital improvements to create the new Connolly hub for pipeline gathered Bakken crude west of Dunn Center;

•
we invested in additional assets to establish an interconnection between the Rangeland Energy, LLC unit train unloading facility and pipeline that are currently under construction on our High Plains system; and

•	we invested capital to expand the services offered and capacity of our terminals including the addition of ethanol blending capabilities at our Salt Lake City ("SLC") and Burley terminals.

Further, we completed the Martinez Marine Terminal Acquisition, effective April 1, 2012, and the Long Beach Assets Acquisition, effective September 14, 2012. The Martinez Marine Terminal Acquisition is expected to add approximately 70,000 bpd of terminalling throughput with a wharf capacity of 145,000 bpd and storage capacity of 425,000 barrels. The Long Beach Assets Acquisition is expected to add approximately 130,000 bpd of terminalling throughput, storage capacity of 235,000 barrels and short-haul pipeline capacity of 70,000 bpd.

Throughout 2012 and beyond, we intend to continue to implement this strategy and have announced plans to:

•	expand our assets on the High Plains system in support of Tesoro's increased demand for Bakken crude oil, including:

◦
growing our pipeline gathering system to deliver an additional 10,000 bpd to Tesoro's North Dakota refinery and deliver 30,000 bpd to Rangeland's facility to support Tesoro's announced strategy to move Bakken crude oil to its Washington refinery;

◦
growing trucking volumes to 35,000 bpd by expanding our proprietary fleet, which should capture cost and operating efficiencies, and through the opportunities provided by the amended trucking transportation agreement; and

◦	adding other origin and destination points on the High Plains system to increase volumes by 10,000 bpd;

•	increase throughput at our Los Angeles terminal by 5,000 bpd beginning in February 2012 after we have secured permits for higher ethanol volumes; and

•
increase our terminalling volumes by 25,000 bpd by year-end 2013 by expanding capacity at our Los Angeles, Mandan and Stockton terminals and by growing our third-party services at our Boise, Burley, Vancouver and Stockton terminals.

A project for waxy crude offloading, originally planned for 2013, with throughput of 20,000 bpd has been rescheduled for 2014 to coincide with maintenance downtime at Tesoro's SLC refinery.

In addition, on December 6, 2012, we executed definitive agreements to purchase Chevron's Northwest Products System (the "Northwest Products System") for a total purchase price of $400.0 million. The transaction is subject to regulatory approval and is expected to close during the first quarter of 2013. Upon execution of the purchase agreements, the Partnership paid an aggregate deposit of $40.0 million, which may be retained by Chevron upon certain termination events under the purchase agreements prior to closing.

The Northwest Products System consists of the Northwest Product Pipeline, a 760-mile Federal Energy Regulatory Commission ("FERC") regulated common carrier products pipeline which extends from Salt Lake City, Utah to Spokane, Washington, and a separate five-mile jet fuel pipeline to the Salt Lake City International Airport and the Northwest Terminalling Company consisting of the Boise and Pocatello, Idaho and Pasco, Washington refined products terminals, which are not subject to FERC regulation. The pipeline receives product from five refineries and one pipeline in the Salt Lake City area and is the primary transportation option from Salt Lake City to Pocatello, Boise, Pasco and Spokane. Delivery volumes on the system averaged approximately 84,000 bpd in 2011. The terminals have a total storage capacity of 1.3 million barrels and delivered approximately 51,000 bpd in 2011. The operations of the Northwest Products System will be reported in our Terminalling, Transportation and Storage segment upon closing.

Commercial Agreements with Tesoro

The commercial agreements described below became effective on April 26, 2011, concurrently with the closing of the Initial Offering, unless otherwise noted. The fees under each of these commercial agreements, except for the amended trucking transportation services agreement, are indexed for inflation and apply only to services TLLP provides to Tesoro. The fees under the amended trucking transportation services agreement are adjusted annually on July 1 as a result of a competitive bidding process. We believe the terms and conditions under these agreements, as well as our other initial agreements with Tesoro described below, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services.

Each of the commercial agreements, other than the trucking transportation services agreement, gives Tesoro the option to renew for two five-year terms. The amended trucking transportation services agreement will renew automatically for one five-year term unless earlier terminated by TLLP or Tesoro. The berth access, use and throughput agreement associated with the Long Beach marine terminal and the pipeline transportation services agreement associated with the LA short-haul pipelines further allow Tesoro the option to modify the term of the agreements to a twenty-year term by providing notice in accordance with the agreement. These agreements include provisions that permit Tesoro to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur; provided, however, that Tesoro will still be responsible for one year of continuing minimum payments. These events include Tesoro deciding to permanently or indefinitely suspend refining operations at one or more of its refineries that will impact the use of these assets under these agreements, as well as certain extraordinary events beyond the control of us, or Tesoro, that would prevent us from performing required services under the applicable agreement.

Crude Oil Gathering

High Plains Pipeline Gathering and Transportation.  The Partnership entered into a 10-year pipeline transportation services agreement with Tesoro, which we refer to as our High Plains Pipeline transportation services agreement. Under this agreement, we charge Tesoro for transporting crude oil from North Dakota origin points on our High Plains system pursuant to both committed and uncommitted North Dakota Public Service Commission ("NDPSC") tariff rates, and Tesoro is obligated to transport an average of at least 49,000 bpd of crude oil each month at the committed rate from North Dakota origin points to Tesoro's North Dakota refinery.

Further, we expect to receive additional revenues from Tesoro for North Dakota intrastate shipments in excess of 49,000 bpd each month, which are paid at the uncommitted NDPSC tariff rate of $0.11 per barrel lower than the committed NDPSC tariff rate for each North Dakota origin point. The committed and uncommitted tariff rates were adjusted on July 1, 2011 for an annual escalation of approximately 7%, which included an adjustment for the change in the producer price index for finished goods plus 2.65% as prescribed by the indexing methodology. We also expect to receive revenues from Tesoro for interstate shipment of crude oil volumes from Montana and other interstate pipeline origin points, for which the FERC interstate tariff rates apply.

The committed and uncommitted tariff rates were further adjusted on July 1, 2012 by approximately 9%, which included the adjustments prescribed by the indexing methodology. The adjustment increased the difference between committed and uncommitted rates to $0.12 per barrel.

High Plains Truck Gathering.  The Partnership entered into a trucking transportation services agreement with Tesoro under which we provide truck-based crude oil gathering services to Tesoro. Under the agreement, Tesoro is obligated to pay us a per barrel transportation fee for trucking related services and scheduling and dispatching services related to the gathering and delivery of a minimum volume of crude oil equal to an average of 22,000 bpd each month that we provide through our truck-based crude oil gathering operation. The transportation fee was adjusted July 1, 2011 to $2.76 per barrel for an annual inflation escalation of $0.04, an increase of nearly 2%, which includes adjustment factors for diesel fuel price and average mileage.

Under the agreement, Tesoro pays the Partnership uncommitted tank usage fees of $0.15 on each barrel that is delivered by truck to our proprietary tanks located adjacent to injection points along our High Plains system. The Partnership may also provide additional trucking transportation services to other destination points outlined under the supplemental trucking services agreement with Tesoro, effective July 1, 2011, for fees ranging from $2.76 to $3.80 per barrel without minimum volume commitment.

The agreement was amended, effective January 1, 2012, to extend the term to five years and provide for a mileage-based trucking rate composed of a dispatch fee component and a mileage rate component with the total trucking fee per barrel on individual loads initially ranging from $2.04 per barrel to $6.66 per barrel depending on length of haul. The amended agreement will continue to coordinate the collection, transportation and delivery of crude oil acquired by Tesoro in Montana and North Dakota and intended for delivery by truck into the High Plains system, but extends the scope to include any other destinations (including third-party destinations) in Montana and North Dakota.

Tesoro will continue to pay the Partnership uncommitted tank usage fees of approximately $0.15 on each barrel that is delivered by truck to our proprietary tanks located adjacent to injection points along our High Plains system. Under the amended agreement, upon completion of the Partnership's new gathering hub and the initial gathering pipeline at the Connolly location on our High Plains system, the minimum volume commitment will decrease to an average of 20,500 bpd each month and then subsequently increase to 25,500 bpd each month beginning in April 2012, and further increase to 30,500 bpd each month beginning in April 2013.

The fees for the amended trucking transportation services agreement were further adjusted, effective July 1, 2012. This escalation included increasing the mileage rate by a factor of $0.0085 per barrel mile as a result of a comparison of competitive rates and adjusting the dispatch rate approximately 3% for inflation. The total trucking fee per barrel on individual loads increased to a range of $2.60 to $7.96 per barrel, depending on the length of haul. The uncommitted tank usage fee also increased by approximately 3% for inflation.

Terminalling, Transportation and Storage

Martinez Terminal Use and Throughput Agreement. The Partnership entered into a 10-year use and throughput agreement with Tesoro in connection with the Martinez Marine Terminal Acquisition, effective April 1, 2012, which obligates Tesoro to transport an average of at least 65,000 bpd of crude oil per month at a throughput and tankage fee of $0.55 per barrel. An excess volume throughput fee of $0.10 per barrel will be charged for monthly average volumes in excess of 70,000 bpd. In addition, Tesoro will pay a $30,000 per month fee for unlimited use of the refined products pipeline from Tesoro's Martinez refinery to a third-party terminal.

Long Beach Terminal Operating Agreement. The Partnership entered into an operating agreement (the "Operating Agreement") with Tesoro, effective September 14, 2012, which governs the Partnership's operation of the Long Beach marine terminal on behalf of Tesoro beginning on September 14, 2012 until the later of the date of the: (i) assignment or sublease of the Long Beach terminal lease; or (ii) Partnership's issuance of the Certificate of Financial Responsibility to the California Department of Fish and Game. Under the Operating Agreement, Tesoro will be subject to the same throughput commitments and fees as outlined below in the Long Beach Berth Access, Use and Throughput Agreement.

Long Beach Berth Access, Use and Throughput Agreement. The Partnership entered into a 10-year berth access, use and throughput agreement with Tesoro in connection with the Long Beach Assets Acquisition, to be effective on the date of the assignment or sublease of the Long Beach terminal lease (the "Commencement Date"). The agreement obligates Tesoro to transport an average of at least 50,000 bpd of crude oil per month across the berth at a throughput fee of $0.40 per barrel. Tesoro is also obligated to throughput (i) an average volume of 30,000 bpd of crude oil and refined products between the Long Beach marine terminal and the Wilmington Refinery, each at a fee of $0.10 per barrel, from the Commencement Date through December 31, 2014 and (ii) an average volume of 50,000 bpd of crude oil and refined products per month between the Long Beach marine terminal and the Wilmington Refinery from January 1, 2015 through the termination of the agreement, each at a fee of $0.10 per barrel. Tesoro is subject to (i) a $0.15 per barrel use fee for marine vapor recovery throughput at the Long Beach marine terminal and (ii) a $0.70 per barrel storage and transportation fee based on shell capacity of 235,000 barrels for the use of the six storage tanks.

Transportation Services Agreement (LA short-haul pipelines). The Partnership entered into a 10-year transportation services agreement with Tesoro in connection with the Long Beach Assets Acquisition, under which Tesoro is obligated to throughput an average of at least 15,000 bpd per month of refined petroleum product at a throughput fee of $0.15 per barrel.

Terminalling Services.  The Partnership entered into a 10-year master terminalling services agreement with Tesoro under which they are obligated to throughput minimum volumes of refined products equal to an aggregate average of 100,000 bpd each month among our eight refined products terminals and pay us throughput fees for each barrel distributed through our terminals in addition to separate fees, ranging from $0.07 to $1.05 per barrel, for providing related ancillary services such as ethanol blending and additive injection. The fees under the master terminalling services agreement were adjusted on July 1, 2011 for an annual inflation escalation of nearly 2%. The agreement was amended, effective December 1, 2011, to include additional ancillary services to be provided at certain of our terminals.
In addition, we expect to generate additional, uncommitted fee-based revenues from terminalling third-party volumes and volumes from Tesoro in excess of its minimum commitments and from related ancillary services under the master terminalling services agreement.

SLC Pipeline Transportation Services.  The Partnership entered into a 10-year pipeline transportation services agreement with Tesoro under which Tesoro pays us a $0.25 per barrel transportation fee for transporting minimum volumes of crude oil and refined products equal to an average of 54,000 bpd each month on our five SLC short-haul pipelines.

SLC Storage and Transportation Services.  The Partnership entered into a 10-year storage and transportation services agreement with Tesoro under which Tesoro pays us a per barrel fee on shell capacity each month for storing crude oil and refined products at our SLC storage facility and transporting crude oil and refined products between the storage facility and Tesoro's Utah refinery through our interconnecting pipelines. Tesoro's fees under the SLC storage and transportation services agreement are for the exclusive use of the existing shell capacity of our storage facility (currently 878,000 barrels) and the existing capacity on our interconnecting pipelines, regardless of whether Tesoro fully utilizes all of its contracted capacity. Effective July 1, 2011, the per barrel fee was adjusted $0.01 for annual inflation escalation up to $0.51 per barrel per month.

The fees under the Terminalling Services, SLC Pipeline Transportation Services and SLC Storage and Transportation Services agreements were indexed for inflation and increased approximately 3%, effective July 1, 2012.

Other Agreements with Tesoro

In addition to the commercial agreements described above, we also entered into, or are contemplating entering into, the following agreements with Tesoro:

Amended and Restated Omnibus Agreement.  The Partnership entered into an omnibus agreement with Tesoro at the closing of the Initial Offering under which Tesoro agrees not to compete with us under certain circumstances. The agreement has been amended for each acquisition from Tesoro including the September 14, 2012 amendment, which was entered into in connection with the Long Beach Assets Acquisition (the "Amended Omnibus Agreement"). It also grants us a right of first offer to acquire certain of Tesoro's retained logistics assets, including certain terminals, pipelines, docks, storage facilities and other related assets located in California, Alaska and Washington. Further, the Amended Omnibus Agreement addresses our payment of an annual fee, in the amount of $2.5 million, to Tesoro for the provision of various general and administrative services. Tesoro also reimburses the Partnership for certain maintenance and expansion capital expenditures that are recorded as capital contributions, and Tesoro indemnifies us for certain matters, including environmental, title and tax matters associated with the ownership or operation of our assets, arising at or before the closing of the Initial Offering on April 26, 2011 and the subsequent acquisitions. With respect to assets that we acquired from Tesoro, indemnification for unknown environmental and title liabilities is limited to pre-closing conditions identified prior to the earlier of the date that Tesoro no longer controls our general partner or five years after the date of purchase.

Under the Amended Omnibus Agreement, the aggregate annual deductible for each type (unknown environmental liabilities or title matters) of liability was $0.5 million before we are entitled to indemnification in any calendar year in consideration of the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition. The aggregate annual deductible in effect at December 31, 2011 was $0.25 million. In addition, with respect to assets that we acquired from Tesoro, we have agreed to indemnify Tesoro for events and conditions associated with the ownership or operation of such assets that occur after the closing of the Initial Offering and the subsequent acquisitions and for environmental liabilities related to our assets to the extent Tesoro is not required to indemnify us for such liabilities. See Note R of the combined consolidated financial statements and related notes in this Form 8-K for information related to the acquisition of the Anacortes Rail Facility from Tesoro including subsequent amendments to the Amended and Restated Omnibus Agreement.

Unit Train Unloading Facility. Tesoro's Anacortes, Washington unit train unloading facility was placed into service in September 2012 and was acquired by TLLP on November 15, 2012. The project included unloading facilities for dedicated trains of rail cars ("unit trains") and has a permitted capacity to deliver up to an average of 50,000 bpd per year of Bakken crude oil to Tesoro's Washington refinery. See Note R of the combined consolidated financial statements and related notes in this Form 8-K for information related to the acquisition of the Anacortes Rail Facility from Tesoro.

Amended and Restated Operational Services Agreement.  The Partnership entered into an operational services agreement with Tesoro at the closing of the Initial Offering. The agreement has been amended for each acquisition from Tesoro including the September 14, 2012 amendment, which was entered into in connection with the Long Beach Assets Acquisition (the "Amended Operational Services Agreement"), and considers the additional resources required to operate the Martinez Crude Oil Marine Terminal and the Long Beach Assets, primarily for wharf support and security personnel. Under the Amended Operational Services Agreement, the annual fee we pay Tesoro was $1.7 million for support services performed by certain of Tesoro's field-level employees in support of our pipelines, terminals and storage facilities. The fee in effect at December 31, 2011 was $0.3 million. Additional amounts are charged in accordance with the agreement as necessary. See Note R of the combined consolidated financial statements and related notes in this Form 8-K for information related to the acquisition of the Anacortes Rail Facility from Tesoro including subsequent amendments to the Amended and Restated Operational Services Agreement.

BP Assets in Southern California. Tesoro entered into a purchase and sale agreement with BP West Coast Products, LLC, and certain other sellers to purchase BP's integrated Southern California refining and marketing business (the "BP Acquisition"). Tesoro has indicated that it intends to offer us the integrated logistics system to be acquired in the BP Acquisition in multiple transactions during the first twelve months following the closing of the BP Acquisition. The integrated logistics system, which we believe will provide us with additional regional product distribution capabilities, includes three marine terminals, four land storage terminals, over 100 miles of pipelines (including connected access to the Los Angeles International Airport) and four product marketing terminals. Although Tesoro has indicated it will offer us these assets, it is not obligated to do so.

How We Evaluate Our Operations

Our management uses a variety of financial and operating metrics to analyze operating segment performance. These metrics are significant factors in assessing our operating results and profitability and include: (1) volumes (including pipeline throughput, crude oil trucking volumes and crude oil and refined products terminal volumes); (2) operating and maintenance expenses; (3) earnings before interest, income taxes, depreciation and amortization expense ("EBITDA"); and (4) Distributable Cash Flow.

Volumes.  The amount of revenue we generate primarily depends on the volumes of crude oil and refined products that we handle with our pipeline and trucking operations and our terminal assets. These volumes are affected by the supply of, and demand for, crude oil and refined products in the markets served directly or indirectly by our assets. Although Tesoro has committed to minimum volumes under the commercial agreements described above, our results of operations will be impacted by our ability to:

•	utilize the remaining uncommitted capacity on, or add additional capacity to, our High Plains system, and to optimize the entire system;

•
increase throughput volumes on our High Plains system by making connections to existing or new third-party pipelines or rail loading facilities, which will be driven by the anticipated supply of and demand for additional crude oil produced from the Bakken Shale/Williston Basin area;

•	increase throughput volumes at our crude oil and refined products terminals and provide additional ancillary services at those terminals, such as ethanol blending and additive injection; and

•	identify and execute organic expansion projects, and capture incremental Tesoro or third-party volumes.

Additionally, increased throughput will depend on Tesoro transferring volumes that it currently distributes through competing terminals to our Vancouver, Stockton and Los Angeles terminals.

Operating and Maintenance Expenses.  We manage our operating and maintenance expenses in tandem with meeting our environmental and safety requirements and objectives and maintaining the integrity of our assets.  Our operating expenses are comprised primarily of labor expenses, repairs and other maintenance costs, lease costs and utility costs.  These expenses generally remain stable across broad ranges of throughput volumes, but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of those expenses.  In addition, we incur contract labor costs for trucking services and additive costs at our terminals that vary based on throughput volumes. We seek to manage our maintenance expenditures on our pipelines and terminals by scheduling maintenance over time to avoid significant variability in our maintenance expenditures and minimize their impact on our cash flows.

Our operating and maintenance expenses are also affected by the imbalance gain and loss provisions in our commercial agreements with Tesoro. Under our High Plains Pipeline transportation services agreement, we retain 0.20% of the crude oil shipped on our High Plains Pipeline, and we bear any crude oil volume losses in excess of that amount. Under our master terminalling services agreement, we retain 0.25% of the refined products we handle at our Anchorage, Boise, Burley, Stockton and Vancouver terminals for Tesoro, and we bear any refined product volume losses in excess of that amount. The value of any crude oil or refined product imbalance losses resulting from these contractual provisions is determined by using the monthly average market price for the applicable commodity, less a specified discount. Any imbalances under these provisions reduce our operating and maintenance expenses in the period in which they are realized to the extent they are within the loss allowance and increase our operating and maintenance expenses in such period to the extent they exceed the loss allowance.

EBITDA and Distributable Cash Flow. We define EBITDA as net income (loss) before net interest and financing costs and depreciation and amortization expense. We define distributable cash flow as EBITDA less cash interest paid, deferred revenue related to shortfall payments (if any) and maintenance capital expenditures, plus reimbursement by Tesoro for certain maintenance capital expenditures and non-cash unit-based compensation expense. EBITDA and distributable cash flow are not measures prescribed by accounting principles generally accepted in the United States of America ("U.S. GAAP") but are supplemental financial measures that are used by management and may be used by external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income (loss) and net cash from (used in) operating activities. EBITDA should not be considered as an alternative to U.S. GAAP net income (loss) or net cash from (used in) operating activities. EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income (loss) and net cash from (used in) operating activities. You should not consider EBITDA in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Our definition of EBITDA may not be comparable to similarly titled measures of other companies, because it may be defined differently by other companies in our industry, thereby diminishing its utility.

We believe that the presentation of distributable cash flow will provide useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating. The U.S. GAAP measure most directly comparable to distributable cash flow is net income. The amounts included in the calculation of distributable cash flow are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures and reimbursement by Tesoro for certain maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income (loss) or operating income as an indication of our operating performance or as a substitute for analysis of our results as reported under U.S. GAAP. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies, because it may be defined differently by other companies in our industry, thereby diminishing its utility.

Factors Affecting the Comparability of Our Financial Results

The Partnership's future results of operations may not be comparable to the Predecessors' historical results of operations for the reasons described below:

Revenues.  There are differences in the way our Predecessors recorded revenues and the way the Partnership records revenues after completion of the Initial Offering and the subsequent acquisitions. Our assets have historically been a part of the integrated operations of Tesoro, and our Predecessors generally recognized only the costs and did not record revenue associated with the trucking, terminalling, storage and short-haul pipeline transportation services provided to Tesoro on an intercompany basis, including the Martinez Crude Oil Marine Terminal and the Long Beach Assets. Accordingly, the revenues in our Predecessors' historical combined financial statements relate only to amounts received from third parties for these services and amounts received from Tesoro with respect to transportation regulated by the FERC and the NDPSC on our High Plains system.

The Partnership's revenues are generated by existing third-party contracts and from commercial agreements we entered into with Tesoro at the closing of the Initial Offering, and subsequent to the Initial Offering, under which Tesoro pays us fees for gathering crude oil and distributing, transporting and storing crude oil and refined products. The commercial agreements with Tesoro are described in "Commercial Agreements with Tesoro."

General and Administrative Expenses.  Our Predecessors' general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services, such as treasury, accounting and legal services. These expenses were charged, or allocated, to our Predecessors based on the nature of the expenses.

Tesoro continues to charge the Partnership a combination of direct charges for the management and operation of our logistics assets and a fixed annual fee for general corporate services, such as treasury, accounting and legal services. We also incur additional incremental general and administrative expenses as a result of being a separate publicly-traded partnership.

Financing.  There are differences in the way the Partnership finances operations as compared to the way our Predecessors financed their operations. Historically, our Predecessors' operations were financed as part of Tesoro's integrated operations and our Predecessors did not record any separate costs associated with financing its operations. Additionally, our Predecessors largely relied on internally generated cash flows and capital contributions from Tesoro to satisfy its capital expenditure requirements. The Partnership expects ongoing sources of liquidity to include cash generated from operations, reimbursement by Tesoro for certain capital expenditures, borrowings under the Amended Revolving Credit Facility and issuances of additional debt and equity securities.

RESULTS OF OPERATIONS

The discussion and analysis of the factors contributing to our results of operations presented below includes the combined financial results of our Predecessors and the consolidated financial results of TLLP (for the period beginning April 26, 2011). The financial statements, together with the following information, are intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.

Combined Overview

The following table and discussion is a summary of our results of operations for the years ended December 31, 2011, 2010 and 2009 including a reconciliation of EBITDA to net income (loss) and net cash from (used in) operating activities and distributable cash flow to net income (in thousands, except unit and per unit amounts):

	Years Ended December 31,
	2011	2010	2009
REVENUES (a)	$87,337	$29,057	$28,538
COSTS AND EXPENSES
Operating and maintenance expenses	47,149	47,027	42,262
Depreciation and amortization expenses	11,277	11,233	12,051
General and administrative expenses	8,776	3,968	4,093
Loss on asset disposals	26	830	1,123
Total Costs and Expenses	67,228	63,058	59,529
OPERATING INCOME (LOSS)	20,109	(34,001)	(30,991)
Interest and financing costs, net	(1,610)	—	—
NET INCOME (LOSS)	18,499	(34,001)	(30,991)
Less: Loss attributable to Predecessors	(16,069)	(34,001)	(30,991)
Net income attributable to partners	34,568	—	—
Less: General partner's interest in net income	692	—	—
Limited partners' interest in net income	$33,876	$—	$—

Net income per limited partner unit:
Common (basic and diluted)	$1.11
Subordinated - Tesoro (basic and diluted)	$1.11

Weighted average limited partner units outstanding:
Common units - basic	15,254,890
Common units - diluted	15,282,366
Subordinated units - Tesoro (basic and diluted)	15,254,890

EBITDA (b)	$31,386	$(22,768)	$(18,940)
Distributable Cash Flow (b)	22,440

	Years Ended December 31,
	2011	2010	2009
Reconciliation of EBITDA to Net Income (Loss):
Net income (loss)	$18,499	$(34,001)	$(30,991)
Add: Depreciation and amortization expenses	11,277	11,233	12,051
Add: Interest and financing costs, net	1,610	—	—
EBITDA (b)	$31,386	$(22,768)	$(18,940)

Reconciliation of EBITDA to Net Cash from (used in) Operating Activities:
Net cash from (used in) operating activities	$26,505	$(22,039)	$(19,668)
Less: Changes in assets and liabilities	(4,196)	(101)	(1,851)
Less: Amortization of debt issuance costs	420	—	—
Less: Unit-based compensation expense	479	—	—
Less: Loss on asset disposals	26	830	1,123
Add: Interest and financing costs, net	1,610	—	—
EBITDA (b)	$31,386	$(22,768)	$(18,940)

Reconciliation of Distributable Cash Flow to Net Income:
Net income	$18,499
Add: Depreciation and amortization expenses	11,277
Add: Interest and financing costs, net	1,610
Less: Cash interest paid, net	1,165
Less: Maintenance capital expenditures (c)	8,268
Add: Reimbursement for maintenance capital expenditures (c)	8
Add: Non-cash unit-based compensation expense	479
Distributable Cash Flow (b)	$22,440

_____________
(a) Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Volumes for all periods presented include both affiliate and third-party throughput.
(b) For a definition of EBITDA and distributable cash flow, see "How We Evaluate Our Operations - EBITDA and Distributable Cash Flow." Distributable cash flow for the year ended December 31, 2011 includes net losses related to our Predecessors.
(c) Maintenance capital expenditures include expenditures required to maintain equipment, equipment reliability, tankage and pipeline integrity and safety, and to address environmental regulations.

The following table is a summary of our results of operations for the year ended December 31, 2011, disaggregated to present the results of operations of our Predecessors and of TLLP (for the period beginning April 26, 2011) (in thousands):

	Predecessors	Tesoro Logistics LP	Year ended December 31, 2011

REVENUES (a)
Crude Oil Gathering	$7,307	$37,652	$44,959
Terminalling, Transportation and Storage	7,282	35,096	42,378
Total Revenues	14,589	72,748	87,337
COSTS AND EXPENSES
Operating and maintenance expenses	22,735	24,414	47,149
Depreciation and amortization expenses	5,552	5,725	11,277
General and administrative expenses	2,346	6,430	8,776
Loss on asset disposals	25	1	26
Total Costs and Expenses	30,658	36,570	67,228
OPERATING INCOME (LOSS)	(16,069)	36,178	20,109
Interest and financing costs, net	—	(1,610)	(1,610)
NET INCOME (LOSS)	$(16,069)	$34,568	$18,499

Reconciliation of EBITDA to Net Income (Loss):
Net income (loss)	$(16,069)	$34,568	$18,499
Add: Depreciation and amortization expenses	5,552	5,725	11,277
Add: Interest and financing costs, net	—	1,610	1,610
EBITDA (b)	$(10,517)	$41,903	$31,386

Reconciliation of EBITDA to Net Cash from (used in) Operating Activities:
Net cash from (used in) operating activities	$(11,849)	$38,354	$26,505
Less: Changes in assets and liabilities	(1,357)	(2,839)	(4,196)
Less: Amortization of debt issuance costs	—	420	420
Less: Unit-based compensation expense	—	479	479
Less: Loss on asset disposals	25	1	26
Add: Interest and financing costs, net	—	1,610	1,610
EBITDA (b)	$(10,517)	$41,903	$31,386

Reconciliation of Distributable Cash Flow to Net Income (Loss):
Net income (loss)	$(16,069)	$34,568	$18,499
Add: Depreciation and amortization expenses	5,552	5,725	11,277
Add: Interest and financing costs, net	—	1,610	1,610
Less: Cash interest paid, net	—	1,165	1,165
Less: Maintenance capital expenditures (c)	6,524	1,744	8,268
Add: Reimbursement for maintenance capital expenditures (c)	—	8	8
Add: Non-cash unit-based compensation expense	—	479	479
Distributable Cash Flow (b)	$(17,041)	$39,481	$22,440
_____________
(a) Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services, see "Factors Affecting the Comparability of Our Financial Results - Revenues."
(b) For a definition of EBITDA and distributable cash flow, see "How We Evaluate Our Operations - EBITDA and Distributable Cash Flow." Distributable cash flow for the year ended December 31, 2011 includes net losses related to our Predecessors.
(c) Maintenance capital expenditures include expenditures required to maintain equipment, equipment reliability, tankage and pipeline integrity and safety, and to address environmental regulations.

Summary

Our net income for the year ended December 31, 2011 increased $52.5 million to $18.5 million from a net loss of $34.0 million for the year ended December 31, 2010. The increase in net income was primarily due to an increase in revenues of $58.3 million to $87.3 million primarily attributable to the effect of the new commercial agreements with Tesoro. The increase in net income during 2011 relative to 2010 was partially offset by an increase in general and administrative expenses of $4.8 million as a result of increased cost allocations of certain direct employee costs, additional expenses related to being a publicly traded partnership, expenses associated with TLLP unit-based compensation and the effect of omnibus agreement expenses.

Our net loss for the year ended December 31, 2010 increased $3.0 million, or 10%, to $34.0 million from a net loss of $31.0 million for the year ended December 31, 2009. The increase in net loss was primarily due to an increase in operating and maintenance expenses of $4.8 million, or 11%, attributable to higher trucking-related expenses and increased environmental accruals at certain of our terminals. The increase in net loss during 2010 relative to 2009 was partially offset by the following:

•	a decrease in depreciation and amortization expenses of $0.8 million, or 7%, related to accelerated depreciation on a portion of our Los Angeles terminal that was retired in 2009;

•	an increase in revenues of $0.5 million, or 2%, to $29.1 million primarily attributable to higher average tariff rates per barrel and higher third-party throughput volumes at certain terminals; and

•	a decrease in loss on asset disposals of $0.3 million, or 26%, also related to the retirement of assets at our Los Angeles terminal.

Crude Oil Gathering Segment

The following table and discussion is an explanation of our results of operations of the Crude Oil Gathering segment for the years ended December 31, 2011, 2010 and 2009 (in thousands, except barrel and per barrel amounts):

	Years Ended December 31,
	2011	2010	2009
REVENUES
Pipeline revenues	$26,839	$19,592	$19,422
Trucking revenues	18,120	—	—
Total Revenues	44,959	19,592	19,422
COSTS AND EXPENSES
Operating and maintenance expenses	23,721	19,622	18,917
Depreciation and amortization expenses	3,141	3,097	3,073
General and administrative expenses	1,304	563	536
(Gain) loss on asset disposals	(10)	62	45
Total Costs and Expenses	28,156	23,344	22,571
CRUDE OIL GATHERING SEGMENT OPERATING INCOME (LOSS)	$16,803	$(3,752)	$(3,149)
VOLUMES (bpd)
Pipeline (a)	57,900	50,695	52,806
Average pipeline revenue per barrel (b)	$1.27	$1.06	$1.01
Trucking	24,059	23,305	22,963
Average trucking revenue per barrel (b) (c)	$2.06

The following table is a summary of our Crude Oil Gathering segment for the year ended December 31, 2011, disaggregated to present the results of operations of the TLLP Predecessor and of TLLP (for the period beginning April 26, 2011) (in thousands, except barrel and per barrel amounts):

	Tesoro Logistics LP Predecessor	Tesoro Logistics LP	Year ended December 31, 2011
REVENUES
Pipeline revenues	$7,307	$19,532	$26,839
Trucking revenues	—	18,120	18,120
Total Revenues	7,307	37,652	44,959
COST AND EXPENSES
Operating and maintenance expenses	6,049	17,672	23,721
Depreciation and amortization expenses	916	2,225	3,141
General and administrative expenses	198	1,106	1,304
Gain on asset disposals	—	(10)	(10)
Total Costs and Expenses	7,163	20,993	28,156
CRUDE OIL GATHERING SEGMENT OPERATING INCOME	$144	$16,659	$16,803
VOLUMES (bpd)
Pipeline (a)	56,118	58,720	57,900
Average pipeline revenue per barrel (b)	$1.13	$1.33	$1.27
Trucking	22,331	24,854	24,059
Average trucking revenue per barrel (b) (c)		$2.92	$2.06
____________
(a) Also includes barrels that were gathered and then delivered into our High Plains Pipeline by truck.
(b) Management uses average revenue per barrel and storage revenue per barrel on shell capacity to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by the number of days in the period divided by throughput (bpd). We calculate storage revenue per barrel on shell capacity as revenue divided by number of months in the period divided by shell capacity barrels. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(c)
Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Volumes for all periods presented include both affiliate and third-party throughput.

2011 Compared to 2010

Volumes. Average pipeline and trucking volumes increased 7,205 bpd, or 14%, and 754 bpd, or 3%, respectively, in 2011 compared to 2010 as a result of increased refinery throughputs at Tesoro's North Dakota refinery including the effects of a scheduled turnaround at the refinery in 2010.

Financial Results. Revenues increased $25.4 million to $45.0 million in 2011 compared to $19.6 million in 2010 primarily as a result of the two-year trucking transportation services agreement with Tesoro that went into effect at the closing of the Initial Offering. Historically, the TLLP Predecessor generally recognized only the costs and did not record revenue associated with trucking services provided to Tesoro on an intercompany basis. Accordingly, the revenues in the TLLP Predecessor's historical combined financial statements relate only to amounts received from third parties and Tesoro with respect to transportation regulated by the FERC and the NDPSC on our High Plains system. In addition to the new trucking transportation services agreement, pipeline volumes increased over 2010, higher NDPSC tariff rates for the High Plains system went into effect in January 2011 and higher committed rates went into effect at the time of the Initial Offering related to the 10-year pipeline transportation services agreement.

Segment operating income rose $20.6 million to $16.8 million in 2011 from an operating loss of $3.8 million in 2010 as a result of increased revenues. Operating and maintenance expenses increased $4.1 million, or 21%, to $23.7 million in 2011 compared to $19.6 million in 2010 primarily due to an increase in contract labor expense due to higher rates and fuel surcharges for trucking services and an increase in repairs and maintenance on our pipeline right-of-way as a result of adverse weather conditions in 2011. These expenses were partially offset by higher imbalance settlement gains of $0.7 million.

Depreciation and amortization expense was relatively unchanged at $3.1 million for 2011 compared to 2010 as minor amounts of assets were placed in service during or between the periods. General and administrative expenses increased $0.7 million to $1.3 million in 2011 compared to $0.6 million in 2010 due to increased expenses for certain allocated employee related costs. The TLLP Predecessor's general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services. Although Tesoro continues to charge the Partnership a similar combination of direct charges, the amounts allocated increased as a result of additional operational administrative resources utilized for management and growth of our assets.

2010 Compared to 2009

Volumes. Average pipeline throughput decreased 2,111 bpd, or 4%, due to a scheduled turnaround at Tesoro's North Dakota refinery in 2010. Average trucking volumes increased 342 bpd, or 1%, as a result of increased demand for trucking services for use of alternative delivery locations during the North Dakota refinery turnaround.

Financial Results. Revenues increased $0.2 million, or 1%, to $19.6 million for 2010 compared to $19.4 million in 2009. Although average pipeline throughput decreased as discussed above, tariff revenue was supported by higher average tariff rates per barrel and an increase in the percentage of total volume consisting of pipeline-gathered barrels, which are charged a higher tariff rate.

Operating and maintenance expenses increased $0.7 million, or 4%, to $19.6 million in 2010 compared to $18.9 million in 2009 as a result of increased costs for contract labor and truck lease expenses due to increased demand for trucking services. The increase was partially offset by higher imbalance settlement gains of $1.7 million during 2010 and a decrease in nonrecurring environmental expenses.

Depreciation and amortization expense was unchanged at $3.1 million for 2010 compared to 2009 as minor amounts of assets were placed in service or retired during both years. General and administrative expenses were relatively flat at approximately $0.6 million in 2010 compared to 2009.

Terminalling, Transportation and Storage Segment

The following table and discussion is an explanation of our results of operations of the Terminalling, Transportation and Storage segment, including the historical results of the Martinez Crude Oil Marine Terminal and the Long Beach Assets, for the years ended December 31, 2011, 2010 and 2009 (in thousands, except barrel and per barrel amounts):

	Years Ended December 31,
	2011	2010	2009
REVENUES (a)
Terminalling revenues	$34,077	$9,105	$8,756
Short-haul pipeline transportation revenues	4,673	360	360
Storage revenues	3,628	—	—
Total Revenues	42,378	9,465	9,116
COSTS AND EXPENSES
Operating and maintenance expenses	23,428	27,405	23,345
Depreciation and amortization expenses	8,136	8,136	8,978
General and administrative expenses	2,352	1,176	1,331
Loss on asset disposals	36	768	1,078
Total Costs and Expenses	33,952	37,485	34,732
TERMINALLING, TRANSPORTATION AND STORAGE SEGMENT OPERATING INCOME (LOSS)	$8,426	$(28,020)	$(25,616)
VOLUMES (bpd)
Terminalling throughput	314,386	272,966	286,254
Average terminalling revenue per barrel (a) (b)	$0.30
Short-haul pipeline transportation throughput	90,721	84,992	84,022
Average short-haul pipeline transportation revenue per barrel (a) (b)	$0.14
Storage capacity reserved (shell capacity barrels)	878,000	878,000	878,000
Storage revenue per barrel on shell capacity (per month) (a) (b)	$0.50

The following table is a summary of our Terminalling, Transportation and Storage segment for the year ended December 31, 2011, disaggregated to present the results of operations of our Predecessors and of TLLP (for the period beginning April 26, 2011) (in thousands, except barrel and per barrel amounts):

	Predecessors (a)	Tesoro Logistics LP	Year ended December 31, 2011
REVENUES
Terminalling revenues	$6,922	$27,155	$34,077
Short-haul pipeline transportation revenues	360	4,313	4,673
Storage revenues	—	3,628	3,628
Total Revenues	7,282	35,096	42,378
COSTS AND EXPENSES
Operating and maintenance expenses	16,686	6,742	23,428
Depreciation and amortization expenses	4,636	3,500	8,136
General and administrative expenses	886	1,466	2,352
Loss on asset disposals	25	11	36
Total Costs and Expenses	22,233	11,719	33,952
TERMINALLING, TRANSPORTATION AND STORAGE SEGMENT OPERATING INCOME (LOSS)	$(14,951)	$23,377	$8,426
VOLUMES (bpd)
Terminalling throughput	218,877	139,442	314,386
Average terminalling revenue per barrel (a) (b)	$0.09	$0.78	$0.30
Short-haul pipeline transportation throughput	44,004	68,207	90,721
Average short-haul pipeline transportation revenue per barrel (a) (b)		$0.25	$0.14
Storage capacity reserved (shell capacity barrels)	878,000	878,000	878,000
Storage revenue per barrel on shell capacity (per month) (a) (b)		$0.51	$0.50
____________
(a) Our Predecessors did not record revenues for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Volumes for all periods presented include both affiliate and third-party throughput.
(b) Management uses average revenue per barrel and storage revenue per barrel on shell capacity to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by the number of days in the period divided by throughput (bpd). We calculate storage revenue per barrel on shell capacity as revenue divided by number of months in the period divided by shell capacity barrels. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

2011 Compared to 2010

Volumes. Terminalling throughput volumes increased 41,420 bpd, or 15%, in 2011 compared to 2010 as a result of higher demand at the Mandan and Salt Lake City terminals and the Long Beach marine terminal and increased utilization at the Los Angeles, Vancouver, and Stockton terminals due to the movement of Tesoro's volumes from third-party assets to our assets. In addition, terminalling throughput volumes at the Martinez Terminal increased as a result of a scheduled turnaround at Tesoro's Martinez refinery in 2010. Short-haul pipeline transportation throughputs increased 5,729 bpd, or 7%, in 2011 compared to 2010 as a result of a scheduled turnaround at Tesoro's Utah refinery in 2010.

Financial Results. Revenues increased $32.9 million to $42.4 million in 2011 compared to $9.5 million in 2010 primarily attributable to the new 10-year master terminalling services, 10-year SLC pipeline transportation services and 10-year SLC storage and transportation services agreements with Tesoro that went into effect at the time of the Initial Offering. Historically, third-party throughput activity was the sole source of revenue for this segment as our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Accordingly, our Predecessors' revenues relate only to amounts received from third parties for these services.

Segment operating income increased $36.4 million to $8.4 million in 2011 compared to an operating loss of $28.0 million in 2010 primarily related to the differences in the way revenue is recorded by the Partnership as discussed above. In addition to the higher revenues, operating and maintenance expenses decreased $4.0 million, or 15%, to $23.4 million in 2011 compared to $27.4 million in 2010 related to imbalance settlement gains of $3.2 million in 2011 attributable to the commercial terminalling services agreement with Tesoro that went into effect at the time of the Initial Offering and environmental liability accruals of $4.0 million recognized in 2010, partially offset by higher fees for professional services related to preliminary engineering work and the cost of purchased additives that had not previously been allocated to the Predecessors but are an operating expense for the Partnership subsequent to the Initial Offering. The injection of these additives is considered an ancillary service provided by our terminals as outlined in our commercial agreements.

Depreciation and amortization expense remained flat at $8.1 million in 2011 compared to 2010 as minor amounts of assets were placed in service or retired during or between the periods. General and administrative expenses increased $1.2 million to $2.4 million in 2011 compared to $1.2 million in 2010 due to increased expenses for certain allocated employee related costs. Our Predecessors' general and administrative expenses included direct charges for the management and operation of our logistics assets and certain expenses allocated by Tesoro for general corporate services. Although Tesoro continues to charge the Partnership a similar combination of direct charges, the amounts allocated increased as a result of additional operational administrative resources utilized for management and growth of our assets.

2010 Compared to 2009

Volumes. Terminalling throughput volumes decreased 13,288 bpd, or 5%, in 2010 compared to 2009 primarily due to a decrease in throughput at the Martinez Crude Oil Marine Terminal as a result of a scheduled turnaround at Tesoro's Martinez refinery in 2010. Short-haul pipeline transportation throughputs increased 970 bpd, or 1%, primarily due to an increase in throughput on the LA short-haul pipelines as a result of unscheduled downtime at Tesoro's Wilmington refinery in 2009. This increase was partially offset by reduced throughput on the SLC short-haul pipelines as a result of a turnaround at Tesoro's Utah refinery in 2010.

Financial Results. Revenues increased $0.4 million, or 4%, to $9.5 million in 2010 compared to $9.1 million in 2009 primarily due to higher third-party throughput at the Vancouver and Anchorage terminals. Historically, third-party throughput activity was the sole source of revenue for this segment as our Predecessors did not record revenue for intercompany trucking, terminalling, storage and short-haul pipeline transportation services. Accordingly, our Predecessors' revenues relate only to amounts received from third parties for these services.

Operating and maintenance expense increased $4.1 million, or 17%, to $27.4 million in 2010 compared to $23.3 million in 2009 due to an increase in environmental costs at our Martinez, Stockton and Anchorage terminals and higher repairs and maintenance expenses and fees for professional services related to preliminary engineering work at the Long Beach marine terminal. Loss on asset disposals decreased $0.3 million, or 29%, to $0.8 million in 2010 compared to $1.1 million in 2009 primarily due to additional losses recognized in 2009 related to the retirement of certain assets at our Los Angeles terminal.

Depreciation and amortization expense decreased $0.9 million, or 9%, to $8.1 million in 2010 compared to $9.0 million in 2009 due to the acceleration of depreciation on a portion of our Los Angeles terminal that was retired in 2009. General and administrative expenses was relatively unchanged, decreasing $0.1 million, or 12%, to $1.2 million in 2010 compared to $1.3 million in 2009 primarily as a result of initiatives to reduce costs.

CAPITAL RESOURCES AND LIQUIDITY

The Partnership retained $3.0 million of the net proceeds from the Initial Offering for working capital needs, and we expect our ongoing sources of liquidity to include a combination of available cash and cash equivalents and cash flows generated from operations. In addition, our revolving line of credit is available and we may issue additional debt or equity securities for additional working capital or capital expenditures.

The table below summarizes the quarterly distributions paid related to 2011 financial results:

Quarter Ended	Total Quarterly Distribution Per Unit	Total Quarterly Distribution Per Unit, Annualized	Total Cash Distribution (in thousands)	Date of Distribution
June 30, 2011 (a)	$0.2448	$0.98	$7,621	August 12, 2011
September 30, 2011	0.3500	1.40	10,896	November 14, 2011
December 31, 2011	0.3625	1.45	11,286	February 13, 2012
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(a) The quarterly cash distribution for the three months ended June 30, 2011 was calculated as the minimum quarterly cash distribution of $0.3375 per unit, or $1.35 per unit on an annualized basis, prorated for the period beginning April 26, 2011, the date TLLP commenced operations.

We intend to pay a quarterly distribution of at least $0.3375 per unit per quarter, which equates to $10.5 million per quarter, or $42.0 million per year, based on the number of common, subordinated and general partner units outstanding. We do not have a legal obligation to pay this distribution.

Historically, the Predecessors' sources of liquidity included cash generated from operations and funding from Tesoro. Cash receipts were deposited in Tesoro's bank accounts and all cash disbursements were made from those accounts. As such, historically, our Predecessors' financial statements have reflected no cash balances. The Partnership has bank accounts separate from Tesoro, but Tesoro provides treasury services on our general partner's behalf pursuant to the Amended Omnibus Agreement. Tesoro retained the working capital related to our Predecessors, as those asset and liability balances represented our Predecessors' transactions.

Revolving Credit Facility

We entered into a senior secured revolving credit agreement (the "Revolving Credit Facility"), concurrent with the closing of the Initial Offering, with a syndicate of banks and financial institutions. The Revolving Credit Facility provides for total loan availability of $150.0 million and allows us to request that the capacity be increased up to an aggregate of $300.0 million, subject to receiving increased commitments from the lenders. We borrowed $50.0 million under the Revolving Credit Facility, at the closing of the Initial Offering, in order to fund a cash distribution to Tesoro in addition to the $283.0 million net distribution related to the Initial Offering proceeds in consideration for acquired assets and to reimburse Tesoro for certain capital expenditures incurred with respect to the assets.

The Revolving Credit Facility is non-recourse to Tesoro, except for TLGP, and is guaranteed by all of our subsidiaries and secured by substantially all of our assets. Borrowings available under the Revolving Credit Facility are up to the total available revolving capacity of the facility. We had $50.0 million of borrowings and $0.3 million in letters of credit outstanding under the Revolving Credit Facility, resulting in a total unused credit availability of $99.7 million or 66% of the borrowing capacity as of December 31, 2011.

Borrowings under the Revolving Credit Facility bear interest at either a base rate plus the base rate margin or a Eurodollar rate plus the Eurodollar margin, upon election. The applicable margin varies based upon a certain coverage ratio, as defined. We also incur commitment fees for the unused portion of the Revolving Credit Facility at an annual rate. Letters of credit outstanding under the Revolving Credit Facility incur fees at the Eurodollar margin rate. The Revolving Credit Facility is scheduled to mature on April 25, 2014.

Our Revolving Credit Facility, as of December 31, 2011, was subject to the following expenses and fees:

Credit Facility	30 day Eurodollar (LIBOR) Rate	Eurodollar Margin	Base Rate	Base Rate Margin	Commitment Fee (unused portion)
TLLP Revolving Credit Facility (a)	0.30%	2.50%	3.25%	1.50%	0.50%
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(a) We have the option to elect if the borrowings will bear interest at either a base rate plus the base rate margin, or a Eurodollar rate, for the applicable period, plus the Eurodollar margin at the time of the borrowing.

The Amended Revolving Credit Facility became effective March 30, 2012. Concurrent with the execution of the amendment, and pursuant to the terms of the original agreement, we exercised our option to increase the total loan availability from $150.0 million to an aggregate of $300.0 million. The amendment allows us to request that the availability be increased up to an aggregate of $450.0 million, subject to receiving increased commitments from the lenders, compared to the original agreement, which allowed an aggregate capacity of $300.0 million. Our Amended Revolving Credit Facility was most recently amended on August 17, 2012 to revise certain coverage and leverage ratios. On December 11, 2012, we announced plans to expand the capacity of the Amended Revolving Credit Facility to $500.0 million.

Senior Notes

Effective September 14, 2012, the Partnership completed a private offering of $350.0 million aggregate principal amount of 5.875% Senior Notes due 2020 (the "Senior Notes"). The proceeds of this offering were used to fund our acquisition of the Long Beach Assets and repay the outstanding balance on our Amended Revolving Credit Facility, with the remaining amounts to be used for general partnership purposes.

The Senior Notes have no sinking fund requirements. We may redeem some or all of the Senior Notes prior to October 1, 2016 at a make-whole price plus accrued and unpaid interest. On or after October 1, 2016, the Senior Notes may be redeemed at premiums equal to 2.938% through October 1, 2017; 1.469% from October 1, 2017 through October 1, 2018; and at par thereafter, plus accrued and unpaid interest in all circumstances. We will have the right to redeem up to 35% of the aggregate principal amount at 105.875% of face value with proceeds from certain equity issuances through October 1, 2015.

The Senior Notes are subject to a registration rights agreement under which we have agreed to exchange the notes for registered publicly-traded notes having substantially identical terms as the Senior Notes. The Senior Notes also contain customary terms, events of default and covenants. The Senior Notes are unsecured and guaranteed by all of our domestic subsidiaries, except Tesoro Logistics Finance Corp., the co-issuer of the Senior Notes.

The Amended Revolving Credit Facility and Senior Notes contain affirmative and negative covenants that, among other things, limit or restrict the Partnership's ability (as well as the ability of our subsidiaries) to:

•	incur additional indebtedness and incur liens on assets to secure certain debt;

•	pay and make certain restricted payments;

•	make distributions from our subsidiaries;

•	dispose of assets;

•	in the case of the Amended Revolving Credit Facility, make certain amendments, modifications or supplements to organization documents and material contracts;

•	in the case of the Amended Revolving Credit Facility, engage in certain business activities;

•	engage in certain mergers or consolidations and transfers of assets; and

•	enter into transactions with affiliates.

We do not believe that these limitations will restrict our ability to pay distributions. Additionally, covenants require TLLP to maintain consolidated interest coverage and leverage ratios. We submit compliance certifications to the bank quarterly, and we were in compliance with our debt covenants as of September 30, 2012.

Shelf Registration Statement

We filed a shelf registration statement with the Securities and Exchange Commission ("SEC") on May 22, 2012, to provide the ability to raise up to $500.0 million by offering common units through one or more prospectus supplements that would describe, among other things, the specific amounts and prices of the common units offered and the terms of the offering. Unless otherwise indicated in the applicable prospectus supplement, any proceeds from the sale of such common units will be used for general business purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

On October 5, 2012, we closed an offering of 4,255,000 common units, including 555,000 common units issued pursuant to the exercise of the underwriter's over-allotment option on October 2, 2012, representing limited partner interests, at a public offering price of $41.80 per unit. These common units were issued pursuant to our shelf registration statement, as supplemented by the prospectus supplement filed with the SEC on October 3, 2012. The Partnership intends to use the net proceeds of $170.7 million, including the proceeds from the exercise of the underwriter's over-allotment option, for general partnership purposes. Subsequent to this offering, we have the ability to raise up to an additional $322.1 million under our shelf registration statement.

Cash Flow Summary

Components of our cash flows are set forth below (in thousands):

	Years Ended December 31,
	2011	2010	2009
Cash Flows From (Used In):
Operating Activities	$26,505	$(22,039)	$(19,668)
Investing Activities	(15,021)	(4,789)	(13,954)
Financing Activities	6,842	26,828	33,622
Increase in Cash and Cash Equivalents	$18,326	$—	$—

Operating Activities. Net cash from (used in) operating activities increased $48.5 million to $26.5 million in 2011 from $(22.0) million in 2010. The increase was related to higher revenues and net income as a result of our executed commercial agreements with Tesoro. Net cash used in operating activities increased $2.3 million to $22.0 million in 2010 compared to $19.7 million in 2009 primarily due to the increase in the net loss.

Investing Activities. Net cash used in investing activities in 2011 increased $10.2 million to $15.0 million compared to $4.8 million in 2010 related to higher capital expenditures in 2011 including various maintenance and expansion capital projects discussed below under "Capital Expenditures." Net cash used in investing activities decreased $9.2 million, or 66%, to $4.8 million in 2010 compared to $14.0 million in 2009. The decrease was due to lower capital expenditures in 2010 as various projects at our Los Angeles, Boise, Anchorage and Vancouver terminals and Salt Lake City storage facility were substantially complete in 2009.

Financing Activities. Net cash from financing activities in 2011 decreased $20.0 million to $6.8 million from $26.8 million in 2010 primarily as a result of transactions related to the initial public offering. We received net proceeds of $286.0 million from the sale of 14,950,000 common units, after deducting offering costs and debt issuance costs of approximately $28.0 million and retained $3.0 million of these proceeds for working capital purposes before the cash distribution to Tesoro. We distributed $283.0 million to Tesoro in consideration for acquired assets and to reimburse Tesoro for certain capital expenditures incurred with respect to the assets. We also borrowed $50.0 million under the Revolving Credit Facility at the closing of the Initial Offering in order to fund an additional cash distribution to Tesoro. In addition to the transactions related to the initial public offering, we paid quarterly cash distributions following the Initial Offering totaling $18.5 million in 2011.

Historically, the Predecessors' sources of liquidity included cash generated from operations and funding from Tesoro. Cash receipts were deposited in Tesoro's bank accounts and all cash disbursements were made from those accounts. The Sponsor contribution of $19.7 million included in cash from financing activities in 2011 was the funding of the net loss for the Predecessors less any non-cash contributions. Net cash provided by financing activities decreased $6.8 million, or 20%, from $33.6 million in 2009 due to lower capital contributions from Tesoro in 2010.

Capital Expenditures

The Partnership's operations are capital intensive, requiring investments to expand, upgrade or enhance existing operations as well as to maintain assets and ensure regulatory compliance. The cost estimates described below are subject to further review, analysis and permitting requirements and include estimates for capitalized interest and labor. Our capital requirements consist of maintenance and expansion capital expenditures. Maintenance capital expenditures include expenditures required to maintain equipment reliability and integrity and to address regulatory compliance. Expansion capital expenditures include expenditures to acquire or construct new assets and to expand existing facilities or services that may increase throughput capacity on our pipelines and in our terminals or increase storage capacity at our storage facilities. Tesoro reimburses us for projects covered under the Amended Omnibus Agreement, which provides for reimbursement of various projects in progress at the time the Partnership acquired the assets from Tesoro. In addition, Tesoro may reimburse us for projects that provide a greater economic benefit to Tesoro than the Partnership.

Capital spending for the years ended December 31, 2011, 2010 and 2009 were $18.7 million, $4.5 million and $10.4 million, respectively. Capital spending for TLLP, for the period beginning April 26, 2011, was $10.7 million. For 2012, we estimate that total capital expenditures will be approximately $67.0 million for both maintenance and expansion capital projects, which has increased to reflect additional expansion capital projects including projects to expand our crude oil gathering capabilities and terminalling capacity. We anticipate that these capital expenditures will be funded primarily with cash generated from operations, reimbursement by Tesoro for certain capital expenditures and borrowings under our Amended Revolving Credit Facility.

The following table is a summary of our capital expenditures for the year ended December 31, 2011, disaggregated to present the results of operations of our Predecessors and of TLLP (for the period beginning April 26, 2011) (in thousands):

	Predecessors	Tesoro Logistics LP	Year ended December 31, 2011
Maintenance	$6,524	$1,744	$8,268
Expansion	1,501	8,917	10,418
Total Capital Expenditures	$8,025	$10,661	$18,686

Our 2012 budgeted and 2011 actual capital spending amounts are comprised of the following project categories at December 31, 2011:

	Percent of 2012	Percent of 2011
Project Category	Capital Budget	Capital Spending
Maintenance	12%	44%
Expansion	88%	56%

Maintenance capital expenditures. Maintenance capital spending for TLLP, for the period beginning April 26, 2011, was $1.7 million. Maintenance capital spending in 2011 increased $4.1 million, or 98%, to $8.3 million compared to $4.2 million in 2010 primarily related to various projects at the Martinez Crude Oil Marine Terminal and the Long Beach marine terminal and a tank project at our Anchorage terminal. We estimate that our maintenance capital expenditures for 2012 will be approximately $8.0 million for anticipated capital projects related to maintenance at certain of our terminals.

Expansion capital expenditures. Expansion capital spending for TLLP, for the period beginning April 26, 2011, was $8.9 million. Expansion capital spending in 2011 increased $10.0 million to $10.4 million compared to $0.4 million in 2010 primarily related to 2011 expenditures for the SLC and Burley terminals' ethanol blending projects and the gathering hub and pipeline project for the new Connolly station on our High Plains Pipeline. Amounts expended for the Connolly project are reimbursed to us by Tesoro. We estimate that our expansion capital expenditures for 2012 will be approximately $59.0 million.

The following discussion describes our expansion capital spending plan, which is subject to further review and analysis and includes estimates for capitalized interest and labor costs:

Crude Oil Gathering Segment

Our overall strategy in the Bakken region is focused on growth projects that increase the utilization of our existing capacity, expand our pipeline gathering system, increase our pipeline capacity, add additional destinations from our pipeline system and lower our overall costs. We expect total expansion capital spend for the Crude Oil Gathering segment to be approximately $34.0 million in 2012.

Our 2012 growth plan, in support of this strategy, is to invest approximately $28.0 million in projects that are expected to increase volumes delivered by the High Plains system by 50,000 bpd, which includes approximately $20.0 million on pipeline gathering projects. This incorporates increasing deliveries to Tesoro's North Dakota refinery and deliveries to new pipeline destinations. We expect to complete these projects in 2013.

Also, we plan to invest approximately $6.0 million on additional truck unloading, tankage and pumping capacity on the High Plains system to support the 2011 announced expansion of Tesoro's North Dakota refinery. We spent $2.0 million on these projects in 2011, and we expect to spend an additional estimated $4.0 million in 2012 to complete these projects in the second quarter of 2012.

Further, Tesoro has announced a long-term agreement with Rangeland Energy, LLC for access to their crude oil loading terminal and pipeline facility in North Dakota including a direct connection to the Partnership's High Plains system. The total capital estimate for the project is expected to be approximately $1.5 million. We expect the facility to be in service in the second quarter of 2012.

In support of our efforts to grow our pipeline gathering network on the High Plains system we are building a new gathering hub and an initial gathering pipeline at the Connolly station. The project, which is substantially complete, is expected to cost approximately $4.0 million in total, of which $3.0 million was spent in 2011. We expect to spend approximately $1.0 million in 2012 to fully complete the project in the first quarter of 2012. We expect future phases to provide opportunities for incremental gathering tariffs and fees.

Terminalling, Transportation and Storage Segment

As part of our 2012 growth plan, we expect to grow terminalling volumes over 25,000 bpd by year-end 2013 through capital investment designed to increase our throughput capacity. A project for waxy crude offloading, originally planned for 2013, with throughput of 20,000 bpd has been rescheduled for 2014 to coincide with maintenance downtime at Tesoro's SLC refinery. We expect to spend a total of approximately $25.0 million in expansion capital in 2012 in our Terminalling, Transportation and Storage segment. Our growth plan includes estimated spending on projects in 2012 including approximately $14.0 million of capital on new projects to expand the throughput capacity at several of our terminals including the Los Angeles and Mandan terminals, which are expected to be completed in 2013.

As part of the growth plan, we also expect to spend approximately $10.0 million in 2012 on the Stockton terminal expansion, which will add storage capacity that will allow for an increase in volume delivered through the terminal. The Stockton terminal project is expected to be complete in the fourth quarter of 2012.

We recently completed the addition of ethanol blending capabilities at our Burley terminal and expect our 2012 capital spend for this project to be approximately $1.0 million. Additionally, we expect to spend approximately $3.0 million in future periods to upgrade the Los Angeles terminal to allow the offloading of transmix for transportation to Tesoro's Los Angeles refinery.

Contractual Obligations

We have numerous contractual commitments for purchases associated with the operation of our assets, our revolving credit facility and our operating leases (see our combined consolidated financial statements and related notes in this Form 8-K). We also have minimum contractual spending requirements for certain capital projects. A summary of our contractual obligations as of December 31, 2011, is as follows (in thousands):

	2012	2013	2014	2015	2016	Thereafter	Total
Long-term debt obligations (a)	$1,537	$1,537	$50,512	$—	$—	$—	$53,586
Operating lease obligations (b)	2,021	1,802	1,047	549	505	28	5,952
Other purchase obligations (c)	108	—	—	—	—	—	108
Capital expenditure obligations (d)	2,520	—	—	—	—	—	2,520
Total Contractual Obligations	$6,186	$3,339	$51,559	$549	$505	$28	$62,166
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(a) Includes maturities of principal and interest payments. Amounts and timing may be different from our estimated commitments due to potential voluntary debt prepayments and borrowings.
(b) Minimum operating lease payments for operating leases having initial or remaining non-cancellable lease terms in excess of one year primarily related to our truck vehicle leases and, to a lesser extent, leases for terminals and pump stations and property leases.
(c) Purchase obligations include service agreement commitments that are enforceable and legally binding on us that meet any of the following criteria: (1) they are non-cancellable, (2) we would incur a penalty if the agreement was cancelled, or (3) we must make specified minimum payments even if we do not take delivery of the contracted products or services. If we can unilaterally terminate the agreement simply by providing a certain number of days notice or by paying a termination fee, we have included the termination fee or the amount that would be paid over the "notice period." Contracts that can be unilaterally terminated without a penalty are not included.
(d) Minimum contractual spending requirements for certain capital projects.

We do not have any capital lease obligations as of December 31, 2011. Further, due to the uncertainty as to the timing of future cash flows for asset retirement obligations, we excluded the future cash flows of noncurrent liabilities from the table above. See additional information on asset retirement obligations in our combined consolidated financial statements and related notes in this Form 8-K.

Off Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Environmental and Other Matters

Environmental Regulation.  We are subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment or otherwise relate to protection of the environment. Compliance with these laws and regulations may require us to remediate environmental damage from any discharge of petroleum or chemical substances from our facilities or require us to install additional pollution control equipment on our equipment and facilities. Our failure to comply with these or any other environmental or safety-related regulations could result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory and remedial liabilities, and the issuance of injunctions that may subject us to additional operational constraints.

Future expenditures may be required to comply with the federal, state and local environmental requirements for our various sites, including our storage facility, pipelines and refined products terminals. The impact of these legislative and regulatory developments, if enacted or adopted, could result in increased compliance costs and additional operating restrictions on our business, each of which could have an adverse impact on our financial position, results of operations and liquidity. Tesoro indemnifies us for certain of these costs as described in the Amended Omnibus Agreement.

Environmental Liabilities.  Contamination resulting from spills of crude oil and refined products is not unusual within the petroleum refining, terminalling or pipeline industries. Historic spills along our pipelines, gathering systems and terminals as a result of past operations have resulted in contamination of the environment, including soils and groundwater. Site conditions, including soils and groundwater, are being evaluated at our properties where operations have resulted in releases of hydrocarbons and other wastes. A number of our properties have known hydrocarbon or other hazardous material contamination in soil and groundwater, particularly our Martinez, Anchorage, Stockton and Los Angeles terminals.

Tesoro has been party to various litigation and contingent loss matters, including environmental matters, arising in the ordinary course of business. The outcome of these matters cannot always be accurately predicted, but our Predecessors have recognized historical liabilities for these matters based on estimates and applicable accounting guidelines and principles.  These liabilities were based on engineering estimates, expected timing, extent of remedial actions required by governing agencies and experience gained from similar sites for which environmental assessments or remediation have been completed. It is possible that the estimates will change and that remediation costs could be adjusted as more information becomes available.

The accrued liabilities of record at the time of the Initial Offering and those related to the Martinez Crude Oil Marine Terminal and the Long Beach Assets at the time of the acquisitions are included in our Predecessors' combined financial statements. Liabilities were recorded when site restoration and environmental remediation and cleanup obligations were considered probable and could be reasonably estimated. Environmental liabilities of $6.4 million were accrued as of December 31, 2010, for groundwater and soil remediation projects at our Martinez, Stockton, Burley and Anchorage terminals. Environmental liabilities of $3.9 million were accrued as of December 31, 2011, for groundwater and soil remediation projects at the Martinez Crude Oil Marine Terminal and the Long Beach Assets. The liabilities associated with the initial assets were retained by Tesoro at the closing of the Initial Offering and the liabilities associated with the Martinez Crude Oil Marine Terminal and Long Beach Assets were retained by Tesoro at the closing of the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition, respectively.

We are currently, and expect to continue, incurring expenses for environmental cleanup at a number of our pipelines, terminals and storage facilities. As part of the Amended Omnibus Agreement, Tesoro indemnifies us for certain environmental liabilities associated with the ownership or operation of our assets at or before the closing of the Initial Offering on April 26, 2011 and the subsequent acquisitions. With respect to assets that we acquired from Tesoro, indemnification for unknown environmental and title liabilities is limited to pre-closing conditions identified prior to the earlier of the date that Tesoro no longer controls our general partner or five years after the date of purchase. Under the Amended Omnibus Agreement, which became effective September 14, 2012, the aggregate annual deductible for each type (unknown environmental liabilities or title matters) of liability was $0.5 million before we are entitled to indemnification in any calendar year in consideration of the Martinez Marine Terminal Acquisition and the Long Beach Assets Acquisition. The aggregate annual deductible in effect at December 31, 2011 was $0.25 million.

We have agreed to indemnify Tesoro for events and conditions associated with the ownership or operation of our assets that occur after the closing of the Initial Offering and the subsequent acquisitions and for environmental liabilities related to our assets to the extent Tesoro is not required to indemnify us for such liabilities.

ACCOUNTING STANDARDS

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note A to our combined consolidated financial statements in this Form 8-K. We prepare our financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from those estimates. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our financial condition and results of operations.

Depreciation. We calculate depreciation expense using the straight-line method based on estimated useful lives and salvage values of assets. When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, factors such as maintenance levels, economic conditions impacting the demand for these assets, and regulatory or environmental requirements could cause us to change our estimates, thus impacting the future calculation of depreciation expense. Because of the expected long useful lives of the property and equipment, we depreciate our property and equipment over periods ranging from one to 30 years. Changes in the estimated useful lives of the assets could have a material adverse effect on our results of operations.

Impairment of Long-Lived Assets. We review property, plant and equipment and other long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Factors that indicate potential impairment include: a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. If this occurs, an impairment loss is recognized equal to the amount by which the asset’s net book value exceeds its fair market value.

Fair market value is generally based on the present values of estimated future cash flows in the absence of quoted market prices. Estimates of future cash flows and fair market values of assets require subjective assumptions with regard to several factors, including an assessment of global market conditions, future operating results and forecasts of the remaining useful lives of the assets. Actual results could differ from those estimates. No impairments of long-lived assets were recorded during the periods included in these financial statements.

Accounting for Asset Retirement Obligations. An asset retirement obligation ("ARO") is an estimated liability for the cost to retire a tangible asset. We have recorded AROs at fair value in the period in which we have a legal obligation to incur this liability and can make a reasonable estimate of the fair value of the liability. Cost projections are based on engineering estimates, expected timing, probability of occurrence, experience gained from similar sites for which comparable projects have been completed and other closure costs using our credit-adjusted risk free rate. These estimates will be re-evaluated and adjusted as necessary as more information becomes available.

The calculation of fair value is based on further assumptions including projected cash flows, inflation, a discount rate, a settlement date or range of potential settlement dates and the probabilities associated with settlement. When the liability is initially recorded, the cost is capitalized by increasing the book value of the related long-lived tangible asset. The liability is accreted through operating expenses to its estimated settlement value and the related capitalized cost is depreciated over the asset’s useful life. Settlement dates are estimated by considering our past practice, industry practice, management’s intent and estimated economic lives.

Estimates of the fair value for certain AROs may not be made as settlement dates (or range of dates) associated with these assets are not estimable because we intend to operate and maintain our assets as long as supply and demand for petroleum products exists. AROs primarily include regulatory or contractual obligations for the expected future demolition or removal of assets and related hazardous materials, if applicable, located at our leased facilities including the demolition or removal of tanks, pipelines or other equipment.

Contingencies. In the ordinary course of business, we become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. Large, and sometimes unspecified, damages or penalties may be sought from us in some matters for which the likelihood of loss may be possible but the amount of loss is not currently estimable. We did not have any outstanding lawsuits, administrative proceedings or governmental investigations as of December 31, 2011.

Imbalances. We experience volume gains and losses, which we sometimes refer to as imbalances, within our pipelines, terminals and storage facilities due to pressure and temperature changes, evaporation and variances in meter readings and in other measurement methods. The value of any crude oil or refined product imbalance losses resulting from contractual provisions under which we bear any crude oil volume losses in excess of amounts contractually specified is determined by reference to the monthly average market reference price for the applicable commodity, less a specified discount. Any imbalances under these provisions reduce our operating and maintenance expenses in the period in which they are realized to the extent they are within the loss allowance and increase our operating and maintenance expenses in such period to the extent they exceed the loss allowance.

Unit-based Compensation. Our general partner provides unit-based compensation to officers and non-employee directors for the Partnership, which includes service and performance phantom unit awards. We follow the fair value method of accounting for unit-based compensation. The fair value of our service phantom unit awards on the date of grant is equal to the market price of our common units. We estimate the grant date fair value of performance phantom unit awards using a Monte Carlo simulation at the inception of the award.

The Monte Carlo simulation requires assumptions including the expected term the unit-based awards are held until exercised, the estimated volatility of our unit price over the expected term, the number of awards that will be forfeited prior to vesting, the possibility that the market condition may not be satisfied and the impact of multiple price outcomes. Expenses related to unit-based compensation are included in general and administrative expenses.